UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Carter’s, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 7, 2006

Dear Stockholder:

It is my pleasure to invite you to attend our 2006 Annual Meeting of Stockholders on May 11, 2006. The meeting will be held at The Four Seasons Hotel, 75 Fourteenth Street NE, Atlanta, Georgia 30309, beginning at 9:00 a.m., local time.

The attached Notice of 2006 Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the meeting. Whether or not you plan to attend, your shares can be represented at the meeting if you promptly submit your voting instructions by phone, by internet, or by completing, signing, dating, and returning your proxy card in the enclosed envelope.

On behalf of the Board of Directors and management of Carter’s, Inc., thank you for your continued support.

Sincerely,

Frederick J. Rowan, II
Chairman of the Board of Directors
and Chief Executive Officer

The Proscenium
1170 Peachtree Street NE, Suite 900
Atlanta, Georgia 30309
Tel: 404-745-2700
Fax: 404-892-3079

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2006 Annual Meeting of Stockholders of Carter’s, Inc. (the “Annual Meeting”) will be held at The Four Seasons Hotel, 75 Fourteenth Street NE, Atlanta, Georgia 30309, on May 11, 2006, beginning at 9:00 a.m., local time, to address all business that may come before the meeting and to vote on the following matters:

1)     The election of three Class III Directors;

2)     The approval of an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 40,000,000 to 150,000,000; and

3)     The approval of an amendment to the Company’s Amended and Restated Annual Incentive Compensation Plan (the “Plan”) to increase the maximum performance-based award that can be granted under the Plan to any individual in any calendar year from $3,000,000 to $5,000,000.

Stockholders of record at the close of business on March 17, 2006 will be entitled to vote at the Annual Meeting. If you plan to attend the Annual Meeting and are a registered stockholder, please bring the invitation attached to your proxy card. If your shares are registered in the name of a bank or your broker, please bring your bank or brokerage statement showing your beneficial ownership with you to the Annual Meeting or request an invitation by writing to our Vice President of Investor Relations at the address set forth in the proxy statement. Photo identification is required for admission.

If you choose not to attend the Annual Meeting, please complete, sign, date, and return the proxy card in the envelope provided or submit your voting instructions by phone or through the internet so that your shares will be represented at the meeting.

By order of the Board of Directors,

Brendan M. Gibbons
Secretary of Carter’s, Inc.
Atlanta, Georgia
April 7, 2006

TABLE OF CONTENTS

Page
PROXY STATEMENT	1
General Information About the Proxy Materials and the Annual Meeting	1
Corporate Governance and Board Matters	6
Director Independence	6
Director Independence Policy	6
Board Meetings	7
Board Committees	7
Compensation of Directors	9
Consideration of Director Nominees	10
Executive Sessions	10
Code of Ethics	10
Interested Party Communications	10
Proposal Number One—Election of Class III Directors	11
Securities Ownership of Beneficial Owners, Directors, and Executive Officers	13
Section 16(a) Beneficial Ownership Reporting Compliance	14
Executive Officer Compensation	15
Summary Compensation Table	15
Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values	16
Option Grants in the Last Fiscal Year	16
Executive Officers’ Biographical Information and Experience	17
Employment Arrangements	18
Report of the Compensation Committee	20
Compensation Philosophy	20
Annual Base Compensation	20
Annual Performance Bonuses	21
Long-Term Compensation	21
Compensation of Chief Executive Officer	22
Internal Revenue Code Section 162(m)	22
Compensation Committee Interlocks and Insider Participation	22
Stockholder Return Performance Summary	23
Proposal Number Two—Approval of an Amendment to the Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 40,000,000 to 150,000,000	24

Proposal Number Three—Approval of an Amendment to the Company’s Amended and Restated Annual Incentive Compensation Plan to Increase the Maximum Performance-Based Award that can be granted under the Plan to any individual in any calendar year from $3,000,000 to $5,000,000	26
Summary of the Amended and Restated Annual Incentive Compensation Plan	26
Equity Compensation Plan Information	30
Certain Relationships and Related Transactions	31
Report of the Audit Committee	32
Independent Registered Public Accounting Firm	34
Audit and Non-Audit Fees	34
Other Matters	34
Appendix A: Carter’s Inc. Amended and Restated Annual Incentive Compensation Plan	A1-A5

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving this proxy statement?

The Board of Directors of Carter’s, Inc. (“we,” “us,” “our,” “Carter’s,” or the “Company”) is soliciting proxies for the May 11, 2006 Annual Meeting of Stockholders (the “Annual Meeting”). The proxy statement and accompanying proxy card are being mailed to stockholders of record on or about April 7, 2006. You are receiving a proxy statement because you owned shares of Carter’s common stock on the record date and are therefore entitled to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether or not you attend the Annual Meeting. The proxy statement describes the matters on which the Board of Directors would like you to vote and provides information on those matters so that you can make an informed decision.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is for our stockholders to address all business that may properly come before the Annual Meeting and to vote on the following matters:  (1) the election of three Class III Directors; (2) the approval of an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 40,000,000 to 150,000,000; and (3) the approval of an amendment to the Company’s Amended and Restated Annual Incentive Compensation Plan (the “Plan”) to increase the maximum performance-based award that can be granted under the Plan to any individual in any calendar year from $3,000,000 to $5,000,000.

Who is asking for my vote?

The Company is soliciting your proxy on behalf of the Board. The Company is paying for the costs of this solicitation and proxy statement.

Who can attend the Annual Meeting?

All stockholders of record at the close of business on March 17, 2006, or their duly appointed proxies, may attend the Annual Meeting. Each stockholder may be accompanied by one guest.

Registration for the meeting will begin at 8:30 a.m., and seating will begin at 8:45 a.m. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

What are my voting rights?

Each share of common stock is entitled to one vote on every matter submitted to stockholders at the Annual Meeting.

What is the record date for the 2006 Annual Meeting?

Holders of record of the Company’s common stock at the close of business on March 17, 2006 will be entitled to vote at the Annual Meeting. On that date, 28,950,929 shares of common stock were issued and outstanding.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, you are considered the stockholder of record for these shares. As the stockholder of record, you have the right to grant your voting proxy directly to persons listed on your proxy card or vote in person at the meeting.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held “in street name,” and these proxy materials are being forwarded to you together with a voting instruction card. As a beneficial owner, you have the right to direct your broker, trustee, or nominee how to vote, and you are also invited to attend the Annual Meeting. Because you are a beneficial owner and not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee, or nominee that holds your shares. Your broker, trustee, or nominee should have enclosed or provided directions for you to use to instruct the broker, trustee, or nominee to vote your shares.

Brokers holding shares of record for a beneficial owner have discretionary authority to vote on some matters if they do not receive timely instructions from the beneficial owner regarding how the beneficial owner wants the shares voted. There are also some matters with respect to which brokers do not have discretionary authority to vote if they do not receive timely instructions from the beneficial owner. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, a so-called “broker non-vote” results. Any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, but would not be entitled to vote with respect to that matter. Brokers will have discretionary authority to vote on Proposal Number One and Proposal Number Two in the absence of timely instructions from the beneficial owners, but will not have discretionary authority to vote on Proposal Number Three.

What are my choices when voting on the Director nominees, and what vote is needed to elect Directors?

In voting on the election of Class III Directors (Proposal Number One), stockholders may:

1.                 vote for all nominees,

2.                 vote to withhold authority for all nominees, or

3.                 vote for all nominees, except specific nominees.

The three nominees for election as Class III Directors who receive the greatest number of votes will be elected as Class III Directors. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for each nominee, and, therefore, will not affect the outcome of the vote on this proposal.

What are my choices when voting on whether to approve the amendment to the Company’s certificate of incorporation, and what vote is required to approve such amendment?

In voting on the approval of an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 40,000,000 to 150,000,000 (Proposal Number Two), stockholders may:

1.                 vote for the amendment,

2.                 vote against the amendment, or

3.                 abstain from voting on the amendment.

The approval of Proposal Number Two requires the affirmative vote of the holders of a majority of the shares of common stock entitled to vote on the proposal at the Annual Meeting. Votes to abstain will be counted toward a quorum, but will be excluded entirely from the tabulation of votes, and, therefore, will have the effect of votes “against” this proposal.

What are my choices when voting on whether to approve the amendment to the Company’s Amended and Restated Annual Incentive Compensation Plan, and what vote is required to approve such amendment?

In voting on the amendment to the Company’s Amended and Restated Annual Incentive Compensation Plan (the “Plan”) to increase the maximum performance-based award that can be granted under the Plan to any individual in any calendar year from $3,000,000 to $5,000,000 (Proposal Number Three), stockholders may:

1.                 vote for the amendment,

2.                 vote against the amendment, or

3.                 abstain from voting on the amendment

The approval of Proposal Number Three requires the affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting and entitled to vote on such proposal. Votes to abstain will be counted toward a quorum, but will be excluded entirely from the tabulation of votes and, therefore, will have the effect of votes “against” this proposal.

What constitutes a quorum?

A quorum is the minimum number of shares required to be present to transact business at the Annual Meeting. Pursuant to the Company’s by-laws, the presence at the Annual Meeting, in person, by proxy, or by remote communication, of the holders of at least a majority of the shares entitled to be voted will constitute a quorum. Broker non-votes will be counted as shares that are present at the meeting for purposes of determining a quorum. If a quorum should not be present, the meeting may be adjourned until a quorum is obtained.

How does the Board recommend that I vote?

Unless you give instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board recommends a vote:

FOR election of the nominees for Class III Directors (Proposal Number One - see pages 11-12);

FOR approval of the amendment to the certificate of incorporation to increase the number of authorized shares of common stock from 40,000,000 to 150,000,000 (Proposal Number Two - see pages 24-25); and

FOR approval of the amendment to the Company’s Amended and Restated Annual Incentive Compensation Plan (the “Plan”) to increase the maximum performance-based award that can be granted under the Plan to any individual in any calendar year from $3,000,000 to $5,000,000 (Proposal Number Three - see pages 26-29).

How do I vote?

If you are a stockholder of record, you may vote in one of four ways. First, you may vote by mail by signing, dating, and mailing your proxy card in the enclosed envelope. Second, you may vote in person at the Annual Meeting. Third, you may vote on the internet by completing the voting instruction form found at www.proxyvote.com. You will need your proxy card when voting on the internet. Fourth, you may vote by telephone by using a touch-tone telephone and calling 1-800-690-6903.

If your shares are held in a brokerage account or by another nominee, these proxy materials are being forwarded to you together with a voting instruction card. Follow the instructions on the voting instruction card in order to vote your shares by proxy or in person.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy card, you may change your vote at any time before your proxy votes your shares by submitting written notice of revocation to Brendan M. Gibbons, Secretary of Carter’s, Inc., at the address set forth above, or by submitting another proxy card bearing a later date. Alternatively, if you have voted by telephone or through the Internet, you may change your vote by calling 1-800-690-6903 again and following the instructions, or by accessing the Company’s website and following the instructions. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares through a broker or other custodian and would like to change your voting instructions, please review the directions provided to you by that broker or custodian.

May I vote confidentially?

Yes. Our policy is to keep your individual votes confidential except as appropriate to meet legal requirements, to allow for the tabulation of votes and certification of votes, and to facilitate proxy solicitation.

Who will count the votes?

A representative of Automatic Data Processing, Inc. will count the votes and act as the inspector of election for the Annual Meeting.

What happens if additional matters are presented at the meeting?

As of the date of this proxy statement, the Board knows of no matters other than those set forth herein that will be presented for determination at the meeting. If, however, any other matters come before the meeting and call for a vote of stockholders, the Board intends proxies to be voted in accordance with the judgment of the proxy holders.

Where can I find the voting results of the meeting?

We intend to announce preliminary voting results at the meeting and publish final results in the Company’s quarterly report on Form 10-Q for the second quarter of fiscal 2006.

How may I obtain information about the Company?

A copy of our 2005 Annual Report accompanies this proxy statement. Stockholders may also request a free copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission by visiting our website at www.carters.com or by sending a request in writing to our Vice President of Investor Relations at the address set forth below.

When are stockholder proposals due for consideration at next year’s Annual Meeting?

Any proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Brendan M. Gibbons, Secretary of Carter’s, Inc. at the address set forth above, prior to the close of business on December 8, 2006. There are additional requirements under our by-laws and the proxy rules to present a proposal, such as continuing to own a minimum number of shares of our stock until next year’s Annual Meeting and appearing in person at the Annual Meeting to explain your proposal. Stockholders who wish to make a proposal to be considered at next year’s Annual Meeting, other than proposals to be considered for inclusion in next year’s proxy statement, must notify the Company in the same manner specified above no earlier than January 11, 2007 and no later than February 10, 2007.

Who can help answer my questions?

If you have any questions about the Annual Meeting or how to submit or revoke your proxy, or to request an invitation, you should contact:

Eric Martin
Vice President of Investor Relations
Carter’s, Inc.
The Proscenium
1170 Peachtree Street NE, Suite 900
Atlanta, Georgia 30309
Telephone: 404-745-2700

CORPORATE GOVERNANCE AND BOARD MATTERS

Carter’s is committed to conducting its business with the highest level of integrity and maintaining the highest standards of corporate governance. Our Corporate Governance Principles and our Code of Business Ethics and Professional Conduct provide a structure within which our Board of Directors and management operate the Company and are essential parts of maintaining our reputation for integrity in the marketplace. Our Corporate Governance Principles and our Code of Ethics are available on our website at www.carters.com.

Director Independence

The Board of Directors currently consists of eight Directors. The Company’s Corporate Governance Principles provide that a majority of the Company’s Directors must be independent Directors. Applying the independence guidelines described below, the Board has determined that Messrs. Fulton, Pulver, Welch, and Whiddon and Ms. Smith have no material relationship with Carter’s, Inc. The current Board has a majority of independent Directors and the Audit, Compensation, and Nominating and Corporate Governance Committees are each entirely comprised of independent Directors.

Director Independence Policy

The Board evaluates each non-employee Director annually to determine whether the Director has any material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company). The Board considers all relevant information provided by each Director regarding the Director’s business and other relationships with the Company and its affiliates. To assist in making these determinations, the Company has adopted the following guidelines:

A Director will not be considered independent if:

•       the Director is, or within the last three years has been, employed by the Company; or an immediate family member of the Director is, or within the last three years has been, employed as an executive officer of the Company;

•       the Director, or an immediate family member of the Director, has received, during any twelve-month period within the last three years, direct compensation from the Company exceeding $100,000, other than Director or committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•       (a) the Director, or an immediate family member of the Director, is a current partner of a firm that is the Company’s internal or independent registered public accounting firm; (b) the Director is a current employee of such a firm; (c) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or (d) the Director, or an immediate family member of the Director, was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•       the Director, or an immediate family member of the Director, is, or within the last three years has been, employed by a company that has a director who is an officer of the Company;

•       the Director, or an immediate family member of the Director, is, or within the last three years has been, employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee;

•       the Director is a current employee, or has an immediate family member who is an executive officer, of another company that has made payments to, or receives payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues;

•       the Company made contributions in excess of $50,000 to a not-for-profit entity where a Director serves as an officer, director, or trustee, or as a member of that entity’s fund raising organization or committee; or

•       the Director is, or within the last three years has been, an executive officer of another company that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other exceeds 1% of the total consolidated assets of the Company.

Board Meetings

Our Corporate Governance Principles require that we have at least four regularly scheduled Board meetings each year, and each Director is expected to attend each meeting. The Board met eight times during fiscal year 2005, including regularly scheduled and special meetings. Each Director participated in all of the Board’s regularly scheduled meetings. The Company does not have a policy with regard to Director attendance at the Annual Meeting, but each Director has attended the Company’s Annual Meetings in fiscal 2004 and fiscal 2005.

Board Committees

Our Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The Board may also establish other committees to assist in the discharge of its responsibilities.

Effective September 29, 2004, Carter’s no longer qualified for the “controlled company” exemption provided by the New York Stock Exchange’s (“NYSE”) listing standards and was required to have entirely independent Compensation and Nominating and Corporate Governance Committees by September 28, 2005. Accordingly, effective September 28, 2005, Mr. Bradley M. Bloom stepped down from the Compensation Committee and Mr. Ross M. Jones stepped down from the Nominating and Corporate Governance Committee. Ms. Elizabeth Smith was appointed to serve on the Nominating and Corporate Governance Committee and Mr. John Welch was appointed to serve on the Compensation Committee and was appointed Chairman of the Nominating and Corporate Governance Committee.

The current members of each Board Committee and the number of Committee meetings held during the last fiscal year are described below.

Name of Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Non-Employee Directors:
Bradley M. Bloom
Ross M. Jones
Paul Fulton	x		x	*
David Pulver	x	*
Elizabeth A. Smith			x		x
John R. Welch			x		x	*
Thomas Whiddon	x				x
Employee Directors:
Frederick J. Rowan, II
Number of Meetings in Fiscal 2005	8		4		6

X — indicates that the Director serves on the particular Committee.

* — indicates that the Director is the chairman of the particular Committee.

Audit Committee

The primary responsibilities of the Audit Committee include:

      (i)  oversight of the quality and integrity of the consolidated financial statements, including the accounting, auditing, and reporting practices of the Company;

(ii)         appointment of the Independent Registered Public Accounting Firm and oversight of their performance, including their qualifications and independence;

(iii)  oversight of the Company’s compliance with legal and regulatory requirements;

(iv)  oversight of the performance of the Company’s internal audit function; and

    (v)  producing an annual report on Audit Committee oversight for inclusion in the Company’s proxy statement.

The Board has adopted a written charter for the Audit Committee. The charter is available on our website at www.carters.com. The Board has determined that each member of the Audit Committee is independent and meets the financial literacy requirements set forth in the NYSE’s listing standards. The Board has also determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The Report of the Audit Committee is included herein beginning on page 32.

Compensation Committee

The primary responsibilities of the Compensation Committee include:

      (i)  establishing the Company’s philosophy, policies, and strategy relative to executive compensation, including the mix of base salary, and short-term and long-term incentive compensation within the context of stated guidelines for compensation relative to peer companies;

  (ii)  evaluating the performance of the Chief Executive Officer and other executive officers relative to approved performance goals and objectives;

(iii)  setting the compensation of the Chief Executive Officer and other executive officers based upon the evaluation of their performance;

(iv)  assisting the Board in developing and evaluating candidates for key executive positions and ensuring a succession plan is in place for the Chief Executive Officer and other executive officers;

    (v)  evaluating compensation plans, policies, and programs with respect to the Chief Executive Officer, other executive officers, and independent Directors;

(vi)  monitoring and evaluating benefit programs for the Company’s Chief Executive Officer and other executive officers; and

(vii) producing an annual report on executive compensation for inclusion in the Company’s proxy statement, as applicable.

The Board has adopted a written charter for the Compensation Committee. A copy of the charter is available on our website at www.carters.com.

The Report of the Compensation Committee is included herein beginning on page 20.

Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee include:

      (i)  identifying and recommending candidates qualified to become Board members;

  (ii)  recommending Directors for appointment to Board Committees;

(iii)  developing and recommending to the Board a set of corporate governance principles and monitoring the Company’s compliance with and effectiveness of such principles; and

(iv)  evaluating Board and Committee performance and independence.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee. A copy of the charter is available on our website at www.carters.com.

Compensation of Directors

Each of our non-management Directors receives an annual retainer and meeting fees. In fiscal 2005, each Director received an annual retainer comprised of a $20,000 cash payment and a grant of Carter’s, Inc.’s common stock valued at $60,000. Each Director also received $2,500 for attendance at each regularly scheduled Board meeting and $1,000 for attendance at every special Board meeting. In fiscal 2005, pursuant to these arrangements, Mr. Bloom received $93,000, Mr. Fulton received $93,000, Mr. Jones received $94,000, Mr. Pulver received $95,000, Ms. Smith received $92,000, Mr. Welch received $94,000, and Mr. Whiddon received $94,000.

In addition to the Director fees described above, we pay $1,000 to each member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee for their participation in each of their respective Committee meetings. We pay an additional $10,000 retainer to the Chairman of the Audit Committee and a $5,000 retainer to the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee. Pursuant to these arrangements, we paid Directors the following amounts for their participation in their respective Committees in fiscal 2005:

	Committee
	Audit	Compensation	Nominating and Corporate Governance
Bradley M. Bloom		$3,000
Ross M. Jones		$1,000	$10,000
Paul Fulton	$8,000	$10,000
David Pulver	$18,000
Elizabeth A. Smith		$5,000	$1,000
John R. Welch		$2,000	$7,250
Thomas Whiddon	$8,000		$6,000

We also compensate our Directors through the issuance of restricted stock. New Directors receive an initial grant of restricted common stock valued at $100,000 with a three-year cliff vesting provision.

We reimburse Directors for travel expenses incurred in connection with attending Board and Committee meetings and the Annual Meeting and for other expenses incurred in the conduct of the Company’s business. We pay no additional remuneration to Mr. Rowan for serving as a Director. There are no family relationships among any of the Directors or executive officers.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors. In the event that vacancies occur or are anticipated, the Committee will identify prospective nominees that come to its attention through current Board members, professional search firms, or stockholders who hold more than 1% of our common stock. The Board believes that it is appropriate to limit the group of stockholders who can propose nominees due to time constraints on the Nominating and Corporate Governance Committee. The Committee will consider persons recommended by stockholders who hold more than 1% of our common stock for inclusion as nominees for election to the Board if the names of such persons are submitted to Brendan M. Gibbons, the Secretary of Carter’s, Inc., at the address set forth above in writing in accordance with our by-laws, including, mailing the submission in a timely manner and including the nominee’s name, address, and qualifications for Board membership.

When evaluating a potential candidate for membership on the Board, the Committee considers the skills and characteristics that the Board requires of new Directors at the time the evaluation is made. This assessment includes an analysis of each candidate’s judgment, experience, and an assessment of the perceived needs of the Board and its Committees at that point in time. In connection with this evaluation, the Committee will determine whether to interview prospective nominees, and if warranted, one or more members of the Committee, and others as appropriate, will interview prospective nominees in person or by telephone. Once this evaluation is completed, if warranted, the Committee recommends candidates to the Board for nomination, and the Board selects the nominees after considering the recommendation of the Committee.

Executive Sessions

Executive sessions of non-management Directors are held at regularly scheduled sessions at least four times a year. Any non-management Director can request that an additional executive session be scheduled. The Chairman of the Nominating and Corporate Governance Committee has been chosen to be the presiding Director at the executive sessions of non-management Directors.

Code of Ethics

The Company has a Code of Business Ethics and Professional Conduct that applies to all Directors and Company employees, including the Company’s executive officers. Our Code of Business Ethics and Professional Conduct is available on the Company’s website at www.carters.com.

Interested Party Communications

A stockholder or other interested party may submit a communication to the Board, non-management Directors, or presiding Director of the executive sessions of non-management Directors in writing. The submission must be delivered to Brendan M. Gibbons, Secretary of Carter’s, Inc. at the address set forth above.

The Board, non-management Directors, or presiding Director may require the submitting stockholder to furnish such information as may be reasonably required or deemed necessary to sufficiently review and consider the submission of such stockholder.

Each submission will be forwarded, without editing or alteration, to the Board, non-management Directors, or presiding Director, as appropriate, on or prior to the next scheduled meeting of the Board. The Board, non-management Directors, or presiding Director, as appropriate, will determine, in their sole discretion, the method by which such submission will be reviewed and considered.

PROPOSAL NUMBER ONE
ELECTION OF CLASS III DIRECTORS

The Board proposes that three Class III Directors be re-elected to the Board. The Company’s Board is divided into three classes with each Director serving a three-year term or until his or her earlier resignation, death, or removal. The Company’s current Class I and Class II Directors and the three nominees for election as Class III Directors are listed below. Each nominee currently serves as a Class III Director.

Class III Director Nominees—Terms Expiring in 2006

Name	Age
Paul Fulton	71
John R. Welch	74
Thomas Whiddon	53

The individuals who currently serve as Class I and Class II Directors are:

Class I Directors—Terms Expiring in 2007

Name	Age
Ross M. Jones	40
David Pulver	64
Elizabeth A. Smith	42

Class II Nominees—Terms to Expire in 2008

Name	Age
Bradley M. Bloom	53
Frederick J. Rowan, II	66

Set forth below is a description of the background of each of the Directors of the Company. The Company has previously announced that Mr. Ross Jones, Managing Director at Berkshire Partners LLC, has resigned from the Board of Directors effective as of the end of the Board of Directors meeting immediately following the Annual Meeting.

Frederick J. Rowan, II joined us in 1992 as President and Chief Executive Officer and became Chairman of the Board of Directors in October 1996. Prior to joining us, Mr. Rowan was Group Vice President of VF Corporation, a multi-division apparel company and, among other positions, served as President and Chief Executive Officer of both The HD Lee Company, Inc. and Bassett-Walker, Inc., divisions of VF Corporation. Mr. Rowan, who has been involved in the textile and apparel industries for over 40 years, has been in senior executive positions for nearly 29 of those years. Mr. Rowan began his career at the DuPont Corporation and later joined Aileen, Inc., a manufacturer of women’s apparel, where he subsequently became President and Chief Operating Officer. On June 1, 2004, the Company named Joseph Pacifico, formerly Carter’s President of Marketing, as President of Carter’s, Inc. Mr. Rowan continues to serve as our Chairman of the Board of Directors and Chief Executive Officer.

Bradley M. Bloom became a Director in August 2001. Mr. Bloom is a Managing Director of Berkshire Partners LLC, which he co-founded in 1986. He has been a Director of several of Berkshire Partners’ consumer and retailing companies including Bare Essentials, Inc., Acosta, Inc., Gordon Brothers Group, Sterling, Inc., America’s Best Contacts and Eyeglasses, L.P., and Miami Cruiseline Services Holdings I.B.V.

Paul Fulton became a Director in May 2002. Mr. Fulton retired as President of Sara Lee Corp. in 1993, after spending 34 years with the company. He is currently non-Executive Chairman of the Board of Bassett Furniture Industries, Incorporated, where he has been a board member since August 1993. Mr. Fulton is also a current board member of Bank of America Corporation, has been a board member since October 1989 of Sonoco Products Company, Inc., and has been on the board of Lowe’s Companies, Inc. since December 1996.

Ross M. Jones became a Director in August 2001. Mr. Jones is a Managing Director of Berkshire Partners LLC, which he joined in 1993. He has been a Director of several of Berkshire Partners’ consumer, retailing, manufacturing, and business services companies including Bare Essentials, Inc., AVW- TelAv Inc., Sterling Collision Centers, Inc., and Thomas Built Buses, Inc. Mr. Jones has resigned from the Board of Directors effective as of the end of the Board of Directors meeting immediately following the Annual Meeting.

David Pulver became a Director in January 2002. Mr. Pulver has been a private investor for approximately 23 years, is the President of Cornerstone Capital, Inc., and has been a board member of Hearst-Argyle Television, Inc., since August of 1997. Mr. Pulver was a founder of The Children’s Place, Inc., and served as its Chairman and Co-Chief Executive Officer until 1982.

Elizabeth A. Smith became a Director in November 2004. Effective January 1, 2005, Ms. Smith became Executive Vice President and Brand President of Avon Products, Inc. Ms. Smith was formerly the Group Vice President for Kraft Foods North America and President of Beverage and Grocery Sectors. From 1990 to 2004, she held various management positions at Kraft Foods, Inc. including President, Beverages, Desserts and Cereals where she had responsibility for managing many well known brands.

John R. Welch became a Director in February 2003. Mr. Welch retired as President of Mast Industries (Far East) Ltd. in April 2002 after spending the previous 18 years with the company. Mr. Welch also served as Executive Vice President of Operations at Warnaco Knitwear, a division of Warnaco, Inc. from August 1978 to December 1983. Mr. Welch is currently a board member of Brandot International Ltd.

Thomas Whiddon became a Director in August 2003. Mr. Whiddon retired as Executive Vice President—Logistics and Technology of Lowe’s Companies, Inc. in March 2003, a position he held since 2000 after serving as the company’s Chief Financial Officer from 1996 to 2000. Mr. Whiddon has over 30 years of accounting and financial experience. Mr. Whiddon is currently a board member of Bare Essentials, Inc., Sonoco Products Company, Inc., and of Dollar Tree Stores, Inc. Mr. Whiddon has been an Advisory Director of Berkshire Partners, LLC since October 2005.

The Board recommends a vote FOR the election of the three nominees, Paul Fulton, John R. Welch, and Thomas Whiddon, as Class III Directors.

Vote Required

The three nominees for election as Class III Directors who receive the greatest number of votes will be elected as Class III Directors. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for each nominee, and, therefore, will not affect the outcome of the vote on this proposal.

SECURITIES OWNERSHIP OF BENEFICIAL OWNERS,
DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of the Company’s common stock owned by each of the following parties as of March 17, 2006, or as of such other date as indicated:  (a) each person known by the Company to own beneficially more than five percent of the outstanding common stock; (b) the Chief Executive Officer of the Company; (c) each of the other four most highly compensated executive officers of the Company (determined for the fiscal year ended December 31, 2005); (d) each Director; and (e) all Directors and officers as a group.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Percent
Berkshire Fund V, Limited Partnership (1)	3,628,752	11.7%
Frederick J. Rowan, II (2)	1,207,766	3.8%
Joseph Pacifico (3)	433,819	1.4%
Charles E. Whetzel, Jr. (4)	411,135	1.3%
David A. Brown (4)	379,167	1.2%
Michael D. Casey (3)	299,031	1.0%
Bradley M. Bloom (5)	84,679	*
Ross M. Jones (5)	21,311	*
David Pulver (6)	113,946	*
Paul Fulton (7)	90,946	*
John R. Welch (8)	16,232	*
Thomas Whiddon (9)	40,366	*
Elizabeth A. Smith (10)	4,346	*
All directors and executive officers as a group (11)	3,102,744	10.0%

*                    Indicates less than 1% of our common stock.

1)               Includes 2,308,419 shares of common stock held by Berkshire Fund V, Limited Partnership, 1,089,491 shares of common stock held by Berkshire Fund V Coinvestment Fund, Limited Partnership, and 230,842 shares of common stock held by Berkshire Investors LLC. Fifth Berkshire Associates LLC is the general partner of each of Berkshire Fund V, Limited Partnership and Berkshire Fund V Coinvestment Fund, Limited Partnership, and has voting and investment power for each partnership. Fifth Berkshire Associates LLC, Berkshire Investors LLC, and Berkshire Partners LLC have the same managing members including Messrs. Bloom and Jones. The address of each of these entities is c/o Berkshire Partners LLC, One Boston Place, Suite 3300, Boston, Massachusetts 02108.

2)               Includes 1,207,766 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 17, 2006.

3)               Includes 195,875 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 17, 2006.

4)               Includes 163,375 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days after March 17, 2006 and 20,000 restricted shares.

5)               Messrs. Bloom and Jones are Managing Directors of Berkshire Partners LLC. By virtue of their positions as managing directors of each of Berkshire Investors LLC and Fifth Berkshire Associates LLC, the general partner of Berkshire Fund V, Limited Partnership and Berkshire Fund V Coinvestment Fund, Limited Partnership, Messrs. Bloom and Jones may be deemed to have beneficial ownership of 3,628,752 shares of common stock beneficially owned by these entities, which represent 11.7% of our outstanding common stock. However, neither Mr. Bloom nor Mr. Jones, acting alone, has voting or investment power with respect to the shares beneficially owned by these entities. Mr. Bloom and Mr. Jones own 84,679 and 21,311 shares of Carter’s, Inc.’s common stock, respectively.

6)               Mr. Pulver is the sole stockholder of Cornerstone Capital, Inc., which is the record holder of 107,546 of the shares set forth next to Mr. Pulver’s name above. The address for Cornerstone Capital, Inc., is 2711 Rhone Drive, Palm Beach Gardens, Florida 33410. The total shown next to Mr. Pulver’s name includes 6,400 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days following March 17, 2006.

7)               Mr. Fulton’s address is c/o Bassett Furniture Industries, Inc., 380 Knollwood Street, Suite 610, Winston-Salem, North Carolina 27103. The total shown next to Mr. Fulton’s name includes 6,400 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days following March 17, 2006.

8)               Mr. Welch’s address is 32 Quason Lane, Harwichport, Massachusetts 02646. The total shown next to Mr. Welch’s name includes 4,800 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days following March 17, 2006.

9)               Mr. Whiddon’s address is 8 Winston Drive, Belleair, Florida 33756. The total shown next to Mr. Whiddon’s name includes 3,200 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days following March 17, 2006.

10)        Ms. Smith’s address is 173 Riverside Drive, Apt. 12D, New York, New York 10024. Ms. Smith’s            ownership includes 3,035 restricted shares.

11)        Includes 1,947,066 shares subject to exercisable stock options, including stock options that will become exercisable during the 60 days following March 17, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company’s common stock, file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the NYSE. Based on a review of the copies of such forms furnished to the Company, the Company believes that all forms were filed in a timely manner during fiscal 2005, except Forms 4 were not timely filed when David A. Brown and Charles E. Whetzel were each granted 20,000 shares of restricted common stock and 30,000 basic stock options on May 13, 2005. Reconciling Forms 4 were subsequently filed for Mr. Brown and Mr. Whetzel.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table sets forth all compensation earned in fiscal years 2005, 2004, and 2003 by the Chief Executive Officer and each of the other four most highly compensated executive officers (whom we refer to collectively as the “named executive officers”).

					Long-Term
	Annual Compensation				Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus(a)	Other Annual Compensation(b)	Restricted Stock Awards	Securities Underlying Options(c)	All Other Compensation(d)
Frederick J. Rowan, II	2005	$812,000	$2,936,000	$129,754	—	200,000	$152,363
Chairman of the Board	2004	800,000	2,100,000	414,349	—	—	182,708
of Directors and	2003	717,000	2,554,368	600,798	—	—	178,804
Chief Executive Officer
Joseph Pacifico	2005	$600,000	$1,200,000	$255,050	—	100,000	—
President	2004	509,300	891,275	380,826	—	100,000	—
	2003	463,000	419,167	288,166	—	—	—
Charles E. Whetzel, Jr.	2005	$375,000	$706,250	$133,389	20,000	30,000	—
Executive Vice President—	2004	343,000	450,188	166,657	—	—	—
Global Sourcing	2003	330,000	311,104	172,931	—	—	—
David A. Brown	2005	$375,000	$656,250	$94,695	20,000	30,000	—
Executive Vice President—	2004	343,000	450,188	139,286	—	—	—
Operations	2003	330,000	311,104	134,286	—	—	—
Michael D. Casey	2005	$375,000	$656,250	$99,360	—	—	—
Executive Vice President and	2004	343,000	450,188	126,717	—	100,000	—
Chief Financial Officer	2003	329,000	310,292	128,878	—	—	—

(a)              Bonus amounts in fiscal 2003 for each of the named executive officers include their portions of the Company’s payment to holders of vested, but unexercised stock options.

(b)             Other annual compensation includes supplemental retirement plan benefits and associated tax gross-up payments for each named executive officer other than Mr. Rowan, automobile allowances, and medical cost reimbursement. For Mr. Rowan, other annual compensation includes tax gross-up payments for the increase in investment value of the trust established to fund his supplemental retirement plan.

(c)              Represents number of shares awarded under our Amended and Restated 2003 Equity Incentive Plan.

(d)             All other compensation for Mr. Rowan includes an annual premium paid by the Company for life insurance policies for his benefit and the associated tax gross-up for such expenses.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-The-Money Options at
	Acquired on	Value	Options at Fiscal Year End (#)		Fiscal Year End ($)(2)
Name	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable (3)	Unexercisable (4)
Frederick J. Rowan, II	93,700	$5,444,490	1,207,766	319,967	$67,709,263	$9,383,452
Joseph Pacifico	—	—	195,875	198,969	$9,440,437	$3,836,872
Charles E. Whetzel, Jr.	—	—	163,375	61,469	$8,372,549	$2,405,310
David A. Brown	—	—	163,375	61,469	$8,372,549	$2,405,310
Michael D. Casey	—	—	195,875	98,969	$9,440,437	$3,836,872

(1)          The difference between the fair market value of the stock options on the date of exercise and exercise price paid.

(2)          Assumes a per share price of $59.15, which is the average of the high and low stock price of our common stock on December 31, 2005 as reported by the New York Stock Exchange.

(3)          Based on grant prices ranging from $1.50 to $44.01.

(4)          Based on grant prices ranging from $6.16 to $44.01.

Option Grants in the Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2005	Exercise Price (per share)	Expiration Date	Grant Date Present Value (4)
Frederick J. Rowan, II (1)	200,000	45.1%	$44.01	5/13/2015	$3,102,000
Joseph Pacifico (2)	100,000	22.6%	$62.35	11/10/2015	$2,256,000
Charles E. Whetzel, Jr. (3)	30,000	6.8%	$44.01	5/13/2015	$522,600
David A. Brown (3)	30,000	6.8%	$44.01	5/13/2015	$522,600

(1)          These stock options were granted on May 13, 2005 and have an exercise price equal to the closing market price on the date of grant. Vesting of these stock options is contingent upon meeting specific performance targets through fiscal 2008. If such performance targets are not achieved, not all of the stock options will vest. Currently, management believes that these performance targets will be achieved. These stock options have a grant date present value of $15.51. The Black-Scholes option pricing model was used with the following assumptions:  term—4.0 years; stock price volatility 38.33%; dividend yield 0.0%, and risk free rate—3.83%.

(2)          These stock options were granted on November 10, 2005 and have an exercise price equal to the closing market price on the date of grant. Vesting of these stock options is contingent upon meeting specific performance targets through fiscal 2009. If such performance targets are not achieved, the stock options will not vest. Currently, management believes that these performance targets will be achieved. These stock options have a grant date present value of $22.56. The Black-Scholes option pricing model was used with the following assumptions: term—4.0 years; stock price volatility—38.33%; dividend yield—0.0%; and risk free rate—4.49%.

(3)          These options were granted on May 13, 2005 and have an exercise price equal to the closing market price on the date of grant. They become exercisable ratably over the four-year period following the date of grant and will expire in ten years. These stock options have a grant date present value of $17.42. The Black-Scholes option pricing model was used with the following assumptions; term—5.0 years; stock price volatility—38.33%; dividend yield—0.0%; and risk free rate—3.83%.

(4)          The Grant Date Present Values were derived using the Black-Scholes option pricing model in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to forecast appreciation.

Executive Officers’ Biographical Information and Experience

The following table sets forth the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Frederick J. Rowan, II	66	Chairman of the Board of Directors
		and Chief Executive Officer
Joseph Pacifico	56	President
Charles E. Whetzel, Jr.	55	Executive Vice President and Chief
		Sourcing Officer
David A. Brown	48	Executive Vice President and Chief
		Operations Officer
Michael D. Casey	45	Executive Vice President and Chief
		Financial Officer

Frederick J. Rowan, II joined us in 1992 as President and Chief Executive Officer and became Chairman of the Board of Directors in October 1996. Prior to joining us, Mr. Rowan was Group Vice President of VF Corporation, a multi-division apparel company and, among other positions, served as President and Chief Executive Officer of both The HD Lee Company, Inc. and Bassett-Walker, Inc., divisions of VF Corporation. Mr. Rowan, who has been involved in the textile and apparel industries for over 40 years, has been in senior executive positions for nearly 29 of those years. Mr. Rowan began his career at the DuPont Corporation and later joined Aileen, Inc., a manufacturer of women’s apparel, where he subsequently became President and Chief Operating Officer. On June 1, 2004, the Company named Joseph Pacifico, formerly Carter’s President of Marketing, as President of Carter’s, Inc. Mr. Rowan continues to serve as our Chairman of the Board of Directors and Chief Executive Officer.

Joseph Pacifico joined us in 1992 as Executive Vice President-Sales and Marketing and was named President-Marketing in 1997. Mr. Pacifico began his career with VF Corporation in 1981 as a sales representative for The HD Lee Company, Inc. and was promoted to the position of Vice President of Marketing in 1989, a position he held until 1992. On June 1, 2004, Mr. Pacifico was named President of Carter’s, Inc.

Charles E. Whetzel, Jr. joined us in 1992 as Executive Vice President-Operations and was named Executive Vice President-Manufacturing in 1997. In 2000, Mr. Whetzel’s title became Executive Vice President-Global Sourcing and in 2005 he was named Executive Vice President and Chief Sourcing Officer, consistent with our focus on global sourcing capabilities. Mr. Whetzel began his career at Aileen, Inc. in 1971 in the Quality function and was later promoted to Vice President of Apparel. Following Aileen, Inc., Mr. Whetzel held positions of increased responsibility with Health-Tex, Inc., Mast Industries, Inc., and Wellmade Industries, Inc. In 1988, Mr. Whetzel joined Bassett-Walker, Inc. and was later promoted to Vice President of Manufacturing for The HD Lee Company, Inc.

David A. Brown joined us in 1992 as Senior Vice President-Business Planning and Administration. In 1997, Mr. Brown was named Executive Vice President-Operations and in 2005 was named Executive Vice President and Chief Operations Officer. Prior to 1992, Mr. Brown held various positions at VF Corporation including Vice President-Human Resources for both The HD Lee Company, Inc. and Bassett-Walker, Inc. Mr. Brown also held personnel focused positions with Blue Bell, Inc. and Milliken & Company earlier in his career.

Michael D. Casey joined us in 1993 as Vice President-Finance and was named Senior Vice President-Finance in 1997. In 1998, Mr. Casey was named Senior Vice President and Chief Financial Officer. In March 2003, Mr. Casey was named Executive Vice President and Chief Financial Officer. Prior to joining us, Mr. Casey was a Senior Manager with Price Waterhouse LLP, predecessor to PricewaterhouseCoopers LLP.

Employment Arrangements

Frederick J. Rowan, II, Chairman of the Board of Directors and Chief Executive Officer, entered into a new employment agreement with us on August 29, 2005. The term of Mr. Rowan’s employment agreement runs through fiscal 2009, subject to termination upon notice. Pursuant to this agreement, Mr. Rowan was granted 200,000 stock options (described in Note 1 on page 16) and is entitled to receive:

•       a base salary of $812,000 for fiscal 2005, subject to annual cost of living adjustments and any increases approved by the Board;

•       annual cash bonuses under a bonus plan administered by the Compensation Committee based upon our achievement of targeted performance levels as defined in the incentive compensation plan;

•       an integration bonus based upon the Company’s achievement of pre-determined financial targets and non-financial measurements; and

•       specified fringe benefits, including health and disability insurance, and life insurance or funds sufficient to provide life insurance of 250% of Mr. Rowan’s base salary. The employment agreement leaves in place the separate supplemental retirement arrangement described below.

If we terminate Mr. Rowan’s employment without cause or if Mr. Rowan terminates his employment for good reason, both as defined, Mr. Rowan will be entitled to the performance bonus he would have earned during the termination year under the Company’s Amended and Restated Annual Incentive Plan, and will continue to receive his then-current salary and we will maintain fringe benefits on his behalf for three years following his termination. Mr. Rowan has agreed not to compete with us for the two-year period following the end of his employment with us, unless he is terminated without cause, in which case the duration of such period is one year.

Under separate agreements, we have agreed to provide Mr. Rowan with a supplemental executive retirement benefit according to a formula based on his final average annual salary during the highest 36 consecutive months of his last 60 months of employment, offset by both certain other retirement benefits and Social Security benefits to which he is entitled. This benefit, before offsets, is subject to an overall maximum amount. The maximum amount equals the after tax benefit that would be realized by Mr. Rowan if he were to receive a fully taxable benefit of $385,000 payable under a 50% joint and survivor form of annuity. The plan’s normal retirement date is the first day of the month following the month in which Mr. Rowan attains age 65. Assets supporting the obligations of this agreement are held in a dedicated irrevocable trust and are not our assets. The assets are comprised of insurance policies that have a cash value. To the extent the assets of the trust became insufficient to meet our obligations to Mr. Rowan, we would be required to fund any shortfall. Mr. Rowan is also entitled to additional payments each year to defray the tax cost to him of the funded trust and of the additional payments.

Joseph Pacifico, Charles E. Whetzel, Jr., David A. Brown, and Michael D. Casey each entered into a revised employment agreement with us in August 2001. The employment agreement of each of these executives was for an initial two-year term, which automatically extends annually for successive one-year terms, subject to termination upon notice. Pursuant to such agreements, Messrs. Pacifico, Whetzel, Brown, and Casey are entitled to receive:

•       a base salary, $600,000, $375,000, $375,000, and $375,000, respectively, for fiscal 2005, subject to annual cost of living adjustments and any increases approved by the Compensation Committee;

•       annual cash bonuses under a bonus plan administered by the Compensation Committee based upon our achievement of targeted performance levels as defined in the incentive compensation plan; and

•       specified fringe benefits.

If we terminate any of these executives’ employment without cause, or if any terminates his employment for good reason, as defined, he will continue to receive his then-current salary and specified bonuses for two years following termination, and we will maintain fringe benefits on his behalf until the earlier of the end of the two-year period following termination or his 65th birthday. Each of these executives has agreed not to compete with us for a one-year period following the end of his employment with us, unless we terminate him without cause as defined, in which case the duration of such period is six months.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

The Compensation Committee of the Board of Directors is responsible for administering the Company’s executive compensation programs and establishing the salaries and other compensation of the Company’s executive officers. The Compensation Committee consists of only directors appointed by the Board who satisfy the independence requirements of the New York Stock Exchange. The Compensation Committee Charter, approved by the Board, clearly articulates the duties and responsibilities of the Compensation Committee. The Compensation Committee’s responsibilities include establishing the goals, reviewing the performance and setting the annual base, bonus and long-term compensation levels, and fringe benefits for the Chief Executive Officer and other executive officers. The Compensation Committee administers the Amended and Restated 2003 Equity Incentive Plan and approves all long-term incentive awards, including stock option and restricted stock grants, to the executive officers, including the Chief Executive Officer, and all other eligible employees. In addition, the Compensation Committee reviews the Company’s general compensation policies and annually sets performance targets for the annual bonus plan. Finally, the Compensation Committee reviews the Company’s management development and succession planning. The Compensation Committee has the authority to retain a consulting firm or expert to assist in the assessment of the compensation of the Chief Executive Officer and other executive officers. The Compensation Committee may also retain its own legal, accounting or other expert it deems necessary to carry out its duties.

Compensation Philosophy

The Company is committed to achieving long-term, sustainable growth and increasing stockholder value. The Company’s compensation programs for executive officers are designed to maintain these commitments and encourage strong financial performance on an annual and longer-term basis by tying a significant portion of total compensation to Company performance in the form of incentive compensation. The principal elements of the compensation structure for the Chief Executive Officer and other executive officers are base salary, performance bonus awards, certain fringe benefits, and long-term compensation consisting primarily of stock options.

In order to maintain the effectiveness of our current executive compensation structure, the Compensation Committee annually reviews the reasonableness of executive compensation levels using public information about comparable companies within our industry, taking into account individual performance as well as the Company’s growth and profitability. In making such determinations, the Compensation Committee reviews the nature and scope of each executive officer’s responsibilities as well as his or her effectiveness in supporting our long-term goals. The Compensation Committee attempts to set levels of salary, bonus, and other compensation at levels that will attract, motivate, and retain superior executive talent in a highly competitive environment. The annual base compensation of the Company’s executive officers, including the Chief Executive Officer, is targeted at the fiftieth percentile of comparable high-performing companies, and total compensation is targeted in the top quartile if superior performance is achieved. The Compensation Committee has retained The HayGroup, a compensation consulting firm, to advise it on compensation matters.

Annual Base Compensation

The Compensation Committee annually reviews and establishes the base salaries of executive officers, including the Chief Executive Officer. In determining the appropriate level of base compensation, the Compensation Committee considers various factors such as the executive’s employment agreement with the Company, the executive’s performance and responsibilities, leadership, years of experience, competitive salaries within the marketplace, and the executive’s total compensation package. Annual salary adjustments are effective each year beginning on March 1.

Annual Performance Bonuses

Annual performance bonuses are designed to motivate employees to continuously improve Company performance by aligning a portion of their compensation with the Company’s annual performance and to reward employees for helping the Company attain key business and financial goals. The annual performance bonus for executive officers consists of a cash bonus payment based upon both the Company’s growth and profitability and individual executive performance. In accordance with the Company’s Amended and Restated Annual Incentive Compensation Plan, the Compensation Committee approves earnings per share (“EPS”) targets for the Company and sets bonus targets for each of the named executive officers. The Compensation Committee approves annual bonuses for all eligible employees, including the executive officers, based on whether the Company achieved its pre-approved financial targets and whether any other pre-established performance criteria that may be set by the Compensation Committee were achieved. Pursuant to our Amended and Restated Annual Incentive Compensation Plan, the Compensation Committee may revise the established performance criteria and establish new performance criteria.

For 2005, target bonus awards for executive officers, including the Chief Executive Officer, were set as a percentage of their base salaries. The Compensation Committee has reserved the ability to reduce any award or eliminate any award based on the Company’s overall financial performance, as well as individual performance. The bonuses paid to the Company’s executive officers for the past three years along with their base salaries earned and grants of stock options and restricted stock are shown in the “Summary Compensation Table” (see page 15).

Long-Term Compensation

In order to ensure that the interests of management are aligned with maximizing stockholder value, the Company provides and maintains a long-term equity incentive program that the Compensation Committee administers.

The Compensation Committee has the authority to grant equity awards under the Company’s Amended and Restated 2003 Equity Incentive Plan. Under the plan, the Compensation Committee may award incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock, stock deliverable on a deferred basis, performance-based stock awards, and cash payments intended to defray the cost of awards. Participation in the plan is limited to directors and key employees whom are recommended by management and approved by the Compensation Committee. Under the plan, the maximum number of shares for which awards may be granted to any participant in any year, and the maximum number of shares deliverable to any participant through other awards for any year, is in each case limited to 1,000,000 shares per participant. The limit on shares available under the plan, the individual limits, and other award terms are subject to adjustment to reflect stock splits or stock dividends, combinations, and certain other events. The plan also includes provisions concerning the treatment of awards upon the termination of service of an individual employee, and in the case of a merger or similar corporate transaction by the Company.

Three types of stock options are currently outstanding under the plan: basic stock options, performance stock options, and rollover stock options. Basic stock options vest ratably over a four-year or five-year period, depending on when such options were granted, but immediately vest upon a change in control, as defined. Performance stock options vest upon the achievement of certain pre-determined performance targets. Rollover stock options are fully vested stock options that were issued prior to August 15, 2001. There are 2,422,064 basic, 300,000 performance, 854,135 rollover stock options, and

67,135 restricted shares of Carter’s, Inc.’s common stock outstanding under the plan, and total ungranted shares available for grant of 1,244,628 as of December 31, 2005.

Compensation of Chief Executive Officer

During fiscal 2005, the Company’s Chief Executive Officer, Frederick J. Rowan, II, received an annual base salary of $812,000, which represents a 2% increase over the annual base salary paid to him during fiscal 2004. Mr. Rowan also participated in the annual incentive bonus program discussed above pursuant to which he received $2,436,000 (compared to $2.1 million in fiscal 2004) primarily based upon the Company’s achievement of EPS targets sufficiently in excess of its target, and execution of short and long-term strategic goals and leadership objectives. Additionally, Mr. Rowan received $500,000 of a $2.5 million performance-based bonus related to the integration of OshKosh B’Gosh, Inc., which was acquired by the Company on July 14, 2005. The remainder of the integration bonus can be earned based upon the achievement of predetermined financial and other goals from fiscal 2005 through the end of fiscal 2007. Mr. Rowan also received specified fringe benefits, including a defined Supplemental Executive Retirement Plan, health and disability insurance, life insurance sufficient to cover 250% of his base salary, and an automobile allowance. Such other compensation totaled approximately $282,117 in fiscal 2005.

During the second quarter of fiscal 2005, the Company’s Board of Directors approved the grant of 200,000 options to purchase Carter’s, Inc.’s common stock to Mr. Rowan in accordance with the Company’s Amended and Restated 2003 Equity Incentive Plan. Vesting of these stock options is contingent upon meeting specific performance targets through fiscal 2008. If such performance targets are not achieved, not all of the stock options will vest. Currently, management believes that these performance targets will be achieved.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of executive compensation paid by a publicly-held company to $1,000,000 per individual employee per year. This limitation generally does not apply to performance-based compensation under a plan that is approved by the stockholders of a company that also meets certain other technical requirements. The Compensation Committee intends to utilize performance-based compensation programs that meet the deductibility requirements under Section 162(m). However, the Compensation Committee also realizes that in order to attract and retain individuals with superior talent, the possibility exists that individual exceptions may occur.

Submitted by the Compensation Committee
Mr. Paul Fulton, Chairman
Mr. Bradley M. Bloom
Ms. Elizabeth A. Smith
Mr. John R. Welch
February 16, 2006

Compensation Committee Interlocks and Insider Participation

Mr. Bloom served on our Compensation Committee through September 28, 2005. Mr. Bloom also held the non-executive office of Vice President of our Company but resigned in August 2002. We did not compensate Mr. Bloom for his service as Vice President. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or the Compensation Committee.

STOCKHOLDER RETURN PERFORMANCE SUMMARY *

The graph below compares the cumulative total stockholder return on the Company’s common stock against the cumulative total return of the S&P 500 Index and the S&P Apparel Retail Index.

*                 $100 invested in Carter’s, Inc. or the S&P 500 Index on October 24, 2003 or in the S&P Apparel Retail Index on September 30, 2003 including reinvestment of dividends through December 31, 2005.

Carter’s, Inc.’s common stock was first offered publicly at $19.00 per share on October 24, 2003 and first traded at $24.05 per share. The above chart reflects the closing price of $24.65 per share on October 24, 2003, our first day of trading on the New York Stock Exchange.

PROPOSAL NUMBER TWO
APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 40,000,000 TO 150,000,000

The Board proposes to amend Article V of the Company’s certificate of incorporation, which sets forth the number of shares of stock that the Company is presently authorized to issue. The proposed amendment would increase the number of authorized shares of the Company’s common stock (the “Common Stock”) from 40,000,000 to 150,000,000. The proposed amendment to the certificate of incorporation will not affect the number of authorized shares of the Company’s preferred stock.

If approved by stockholders, the first paragraph of Article V of the certificate of incorporation would be amended to read as follows:

“The total number of shares of all classes of stock that this corporation shall have authority to issue is 150,100,000 shares, consisting of (i) 150,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), and (ii) 100,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).”

The Board has concluded that it would be desirable for the Common Stock to be split on a two-for-one basis through a stock dividend entitling each stockholder of record to receive one additional share of Common Stock for every one share owned, and on March 1, 2006, the Company publicly announced its then-current intention to declare this dividend. The Board believes a stock split will broaden the market for and widen the distribution of the Common Stock, both of which are regarded by the Board as being in the best interests of the Company and its stockholders.

To accomplish the stock split, the Company must increase the number of shares of Common Stock authorized for issuance so that there are sufficient shares for the proposed stock dividend. Stockholder approval is required for any increase in the number of shares of Common Stock authorized for issuance, but is not required by law or the terms of the certificate of incorporation or By-laws to pay the proposed stock dividend.

Accordingly, the Board has proposed that the certificate of incorporation be amended so as to increase the number of shares of authorized Common Stock from 40,000,000 to 150,000,000. If the stockholders approve this amendment, it will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

If stockholders approve the amendment, the Board presently expects, subject to then-current market conditions, to vote to declare the stock dividend following the Company’s Annual Meeting. The Board, however, may determine not to declare the stock dividend.

On March 17, 2006, there were 40,000,000 shares of Common Stock authorized, of which 28,950,929 were issued and outstanding. After giving effect to the proposed amendment to the certificate of incorporation, the number of authorized shares of Common Stock would increase to 150,000,000, and, upon the payment of the proposed stock dividend, the number of shares of Common Stock issued and outstanding would double.

The additional shares of Common Stock will also provide the Company with flexibility to issue its Common Stock in connection with future actions (in addition to the proposed stock dividend), such as future dividends, financings, corporate mergers and acquisitions, use in employee benefit plans or other corporate transactions. The additional shares of Common Stock may be issued in the future without further stockholder approval, except as required in particular cases by the certificate of incorporation, applicable laws or rules of any stock exchange. As of the date of this proxy statement, the Company has no specific plans, arrangements or understandings with respect to the sale or issuance of these additional shares of Common Stock other than the proposed stock dividend.

In addition to the more traditional uses described above, the Company could issue the additional shares of Common Stock as a defense against efforts to obtain control of the Company. For example, the additional shares of Common Stock could be issued to dilute the stock ownership of a person attempting to acquire control of the Company. This proposal has not, however, been made for an anti-takeover-related purpose, and the Board has no current knowledge of any current efforts to effect a change in control of the Company.

The Board recommends a vote FOR the approval of an amendment to the certificate of incorporation to increase the number of authorized shares of Common Stock from 40,000,000 to 150,000,000.

Vote Required

The approval of Proposal Number Two requires the affirmative vote of the holders of a majority of the shares of common stock entitled to be voted at the Annual Meeting. Votes may be cast in favor or against Proposal Number Two. Stockholders may also abstain from voting on Proposal Number Two. Votes to abstain will be counted toward a quorum, but will be excluded entirely from the tabulation of votes, and, therefore, will have the effect of votes “against” this proposal. Proxies that are granted without providing voting instructions will be voted for approval of Proposal Number Two.

PROPOSAL NUMBER THREE
APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ANNUAL INCENTIVE COMPENSATION PLAN TO INCREASE THE MAXIMUM PERFORMANCE-BASED AWARD THAT CAN BE GRANTED UNDER THE PLAN TO ANY INDIVIDUAL IN ANY CALENDAR YEAR FROM $3,000,000 TO $5,000,000

The Board recommends that stockholders approve the amendment to the Company’s Amended and Restated Annual Incentive Compensation Plan (the “Plan”) to increase the maximum performance-based award that can be granted under the Plan to any individual in any calendar year from $3,000,000 to $5,000,000.

If approved by stockholders, Section 12 of the Plan would be amended to read as follows:

“Except as hereinafter provided and notwithstanding any other provision of the Plan, this Section 12 applies to any award intended to qualify as performance-based for the purposes of Section 162(m) of the Code. In the case of any award to which this Section 12 applies, the Plan and such award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the award for such exception. In the case of any award to which this Section 12 applies, the term “Committee” shall mean a committee of the Board, consisting of two of more Directors, all of whom shall be “outside directors” within the meaning of Section 162(m) of the Code. With respect to such awards, the Committee will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the award as performance-based under Section 162(m) of the Code). The Performance Criteria so established shall serve as a condition to the grant, vesting or payment of the award, as determined by the Committee. Prior to grant, vesting or payment of the award, as the case may be, the Committee will certify whether the Performance Criteria have been attained and such determination will be final and conclusive. If the Performance Criteria with respect to the award are not attained, no other award will be provided in substitution of the award. The maximum benefit that may be paid to any person under any awards to which this Section 12 applies in any calendar year will be $5,000,000. The provisions of this Section 12 shall not apply to any award to which the provisions of Treas. Regs. § 1.162-27(f) apply if made during the period to which such provisions apply, as determined by the Committee in its sole discretion.”

The Board recommends that stockholders approve the amendment to the Plan to help ensure that future awards granted under the Plan will qualify for exceptions to the deductibility limits under Section 162(m) of the Internal Revenue Code of 1986. Section 162(m) limits the deductibility of executive compensation paid by a publicly held company to its Chief Executive Officer and its four other most highly compensated officers to $1,000,000 per individual per calendar year. This limitation generally does not apply to performance-based compensation under a plan that is approved by stockholders and that meets certain other technical requirements.

The following description summarizes the material features of the Plan but may not contain all of the information you may wish to know. We encourage you to review the entire text of the Plan, which is attached hereto as Appendix A. The Plan is not required to be qualified under Section 401 of the Internal Revenue Code of 1986 nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974.

Summary of the Amended and Restated Annual Incentive Compensation Plan

Purpose.   The Plan provides a means of paying incentive compensation to those employees (including those who also serve as officers or directors) in managerial and other important positions whose ability, ingenuity, and industry experience contribute materially to our success. Pursuant to the Plan, the

Compensation Committee establishes performance criteria and grants awards providing for the payment of incentive compensation upon the achievement of such performance criteria.

Participation.   Prior to the beginning of each fiscal year, the Compensation Committee shall designate which employees may participate in the Plan for that year. The committee may also designate additional employees, who are hired or promoted during the course of each fiscal year, or who otherwise became eligible (as determined by the Compensation Committee) during the course of the fiscal year, as eligible to participate in the Plan. Approximately 150 people currently participate in the Plan.

Effective Date.   The Plan was originally adopted on February 10, 1989. The amendment and restatement of the Plan became effective with respect to the fiscal year beginning December 29, 2002 and subsequent fiscal years.

Administration.   The Plan is administered by, or under the direction of, the Compensation Committee. The committee has the exclusive right to interpret and construe the provisions of the Plan.

Section 162(m) Limits and Requirements.   With respect to any award intended to qualify as performance-based for the purposes of Section 162(m) of the Internal Revenue Code of 1986, the committee will exercise its discretion consistent with qualifying such award as performance-based within the meaning of Section 162(m). With respect to such awards, the committee pre-establishes one or more specific performance criteria no later than 90 days after the start of the period of performance (or at such earlier time as is required to qualify the award as performance-based under Section 162(m)). The performance criteria serve as a condition to the grant, vesting, or payment of the award, as determined by the committee. The performance criteria pre-established by the committee will be an objectively determinable measure of performance relating to any or any combination of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis, or in combinations thereof):  sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity), or refinancings. A performance criterion measure determined by the committee need not be based upon an increase, a positive or improved result, or avoidance of loss. Prior to grant, vesting, or payment of the award, as the case may be, the committee determines whether the performance criteria have been attained and such determination is conclusive. If the performance criteria are not attained, no other award is provided in substitution of the award. The maximum benefit that may be paid to any person under any awards intended to qualify as performance-based under Section 162(m) in any calendar year is $5,000,000. Determinations of the committee are conclusive and bind all parties.

Incentive Compensation Awards.   On or before the close of the first quarter of each fiscal year, the Compensation Committee pre-establishes performance criteria that it deems appropriate for determining the aggregate amount of incentive compensation which may be allowed to each of the participants for performance during the forthcoming year. Generally, if the committee becomes aware of additional facts after the performance criteria are established that would render the application of any or all of the established performance criteria inappropriate, the committee may revise, replace, or waive the performance criteria. However, with respect to any award made under the Plan that is intended to qualify for the performance-based compensation exception under Section 162(m), as indicated above, the performance criteria pre-established by the committee shall serve as a condition to the grant, vesting, or payment of the award. If such performance criteria are attained with respect to an award intended to satisfy the performance-based compensation exception under Section 162(m), the committee may retain the discretion to reduce, but not to increase, the amount of the bonus payment actually paid to the award recipient to reflect those individual performance and Company performance considerations that the committee in its sole discretion deems appropriate.

We are not required to segregate any of our assets for the reserve account and the amount is available for our general corporate purposes. No participant or beneficiary of any participant may assert any right or claim under the Plan against any of our specific assets or our subsidiaries or against the reserve account.

Allocation of Incentive Compensation Awards to Individuals.   As soon as practicable after the end of each fiscal year but in any event before March 1, the Compensation Committee determines the aggregate amount to be allocated to each participant under the Plan for the preceding year. In general, each determination takes into account the performance criteria and the recommendation of our Chief Executive Officer. With respect to any award intended to qualify under the performance-based compensation exception under section 162(m), the committee will certify whether the performance criteria have been attained, and if the performance criteria have not been attained, no payment will be made under the Plan award and no other award will be made in substitution for the Plan award.

Amendment.   The Compensation Committee may, from time to time amend, modify, change, or terminate in whole or in part any or all of the provisions of the Plan. No such amendment, modification, or change shall reduce the amount then credited to the account of any participant in the reserve account. If the Plan is terminated and superseded by a new incentive compensation plan having substantially similar provisions, the accounts of participants in the reserve account, may, at the discretion of the committee, be continued in an incentive compensation reserve under such new plan. If the Plan is terminated and the committee chooses not to continue the accounts of participants in an incentive compensation reserve under a new plan, all amounts credited under the Plan will be distributed to the participants or their beneficiaries as soon as practicable, but in no event later than the 30th day following the date of termination of the Plan.

Amended and Restated Annual Incentive Compensation Plan Benefits.   The future benefits or amounts that would be received under the Amended and Restated Annual Incentive Compensation Plan by executive officers, non-executive directors, and non-executive officer employees are discretionary and are therefore not determinable at this time.  The following table sets forth awards made in 2005 under the Amended and Restated Annual Incentive Compensation Plan to the executive officers listed in the Summary Compensation Table, to all executive officers as a group, to all non-executive directors and to all employees as a group:

Name and Position	Dollar Value($)
Frederick J. Rowan, II	$2,936,000
Chairman of the Board of Directors and Chief
Executive Officer
Joseph Pacifico	$1,200,000
President
Charles E. Whetzel, Jr.	$656,250
Executive Vice President—Global Sourcing
David A. Brown	$656,250
Executive Vice President—Operations
Michael D. Casey	$656,250
Executive Vice President and Chief Financial Officer
Executive Group	$6,104,750
Non-Executive Director Group	$0
Non-Executive Officer Employee Group	$7,879,442

The foregoing is only a summary of the Amended and Restated Annual Incentive Compensation Plan and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix A.

The Board recommends a vote FOR the approval of an amendment to the Company’s Amended and Restated Annual Incentive Compensation Plan (the “Plan”) to increase the maximum performance-based award that can be granted under the Plan to any individual in any calendar year from $3,000,000 to $5,000,000.

Vote Required

The approval of Proposal Number Three requires the affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting and entitled to vote on such proposal. Votes to abstain will be counted toward a quorum, but will be excluded entirely from the tabulation of votes and, therefore, will have the effect of votes “against” this proposal.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s equity compensation plan as of the end of its last fiscal year:

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under the equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders(1)	3,576,199	$12.99	1,244,628
Equity compensation plans not approved by security holders	—	—	—
Total	3,576,199	$12.99	1,244,628

(1)          Represents stock options that are outstanding or that are available for future issuance pursuant to Carter’s, Inc.’s Amended and Restated 2003 Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January 2000, we issued a loan to Frederick J. Rowan, II, our Chairman and Chief Executive Officer, in the amount of $4.3 million, the proceeds of which were used by Mr. Rowan to repay a previous loan from us in the amount of $1.5 million. In connection with the 2001 Acquisition, we amended the terms of this loan. Neither the original loan or the amended loan was issued in connection with the purchase of Carter’s, Inc.’s common stock. As amended, the $4.3 million loan was payable in annual installments of $600,000 commencing on March 31, 2003, and thereafter on each anniversary thereof until such principal amount and all accrued and unpaid interest thereon has been repaid (interest was payable at the average rate payable by us under the revolving term loan). In August 2005, Mr. Rowan repaid the entire outstanding balance of $2.4 million.

Our stockholders agreement provides investment funds affiliated with Berkshire Partners the right to require us to file registration statements covering the public offering of our common stock owned by them at any time and provides the other stockholders party to that agreement with the right to include a portion of their shares in a public offering being registered by the Company.

During the second quarter of fiscal 2005, we issued 9,177 shares of our common stock to our non-management directors. The fair market value of our common stock at the time of issuance was $45.75. Accordingly, we recognized $420,000 in compensation expense in fiscal 2005. We received no proceeds from the issuance of these shares.

One of our Directors, Paul Fulton, is a member of the Board of Directors of Bank of America Corporation. Bank of America is the administrative agent and a party to our senior credit facility dated July 14, 2005.

In September 2005 and October 2005, we signed agreements with Gordon Brothers Retail Partners, LLC (“Gordon Brothers”) and DJM Asset Management, LLC (“DJM”), respectively. Berkshire Partners LLC owns an equity interest in Gordon Brothers and DJM. We entered into these arrangements to have Gordon Brothers act as our agent and sell approximately $7 million of OshKosh B’Gosh excess inventory through certain stores and to hire DJM to assist us in exiting our lease obligations in 24 OshKosh B’Gosh retail stores.

Gordon Brothers retained all store sale proceeds during the disposal period and was responsible for all operating expenses. We received $375,000 from Gordon Brothers as part of this arrangement.

In consideration for their services assisting the Company exit certain lease obligations, DJM will receive one month’s occupancy cost (including base rent, percentage rent, common area maintenance charges, real estate taxes, insurance and any other normal recurring charges payable to or on behalf of the landlord of the lease) when the Company receives assignment, termination, sublease or other disposition of agreement. In addition the Company will pay DJM a success fee, not to exceed $300,000, in the event they meet certain other criteria.

On May 10, 2005, we entered into a letter agreement (the “Engagement Letter”) with Berkshire Partners, LLC. Pursuant to the terms of the Engagement Letter, Berkshire Partners served as our financial advisor in connection with the acquisition of OshKosh B’Gosh, Inc. (the “Acquisition”). We paid Berkshire Partners a transaction fee of $1,500,000 in connection with the Acquisition. Bradley M. Bloom and Ross M. Jones are Directors and are also Managing Directors of Berkshire Partners, LLC.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Exchange Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee (the “Committee”) is currently composed of three independent directors in compliance with New York Stock Exchange listing standards and operates pursuant to a written charter adopted by the Board of Directors. The Committee reviews its charter at least annually. The Committee is responsible for overseeing the quality and integrity of the Company’s financial reporting, internal controls, and audit functions. The Committee also appoints and oversees the Company’s Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP (“PwC”), and in doing so, reviews the independence, qualifications, and performance of PwC. The Board of Directors has determined that all of the Committee’s members qualify as “audit committee financial experts,” as defined by the Securities and Exchange Commission (“SEC”).

The Company’s management has primary responsibility for the preparation, presentation, and integrity of the Company’s financial statements; complying with accounting and financial reporting principles; establishing, maintaining, and evaluating the effectiveness of the Company’s disclosure controls and procedures; and establishing, maintaining, and evaluating the effectiveness of the Company’s internal controls over financial reporting. PwC is responsible for performing an audit of the Company’s consolidated financial statements, expressing an opinion on the conformity of such financial statements in accordance with accounting principles generally accepted in the United States of America, and expressing opinions on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting.

The Committee met eight times during fiscal 2005 to discuss, among other things, the objectivity of the Company’s financial results, the adequacy of internal controls over financial reporting, and other requirements of the Sarbanes-Oxley Act of 2002. The Committee met with the Company’s Chief Financial Officer, Vice Presidents of Finance, Vice President of Corporate Compliance, and PwC prior to the public release of the Company’s quarterly and annual earnings releases in order to discuss the financial information contained in the announcements. During fiscal 2005, management advised the Committee that each set of financial statements it reviewed had been prepared in accordance with generally accepted accounting principles in the United States of America, and management reviewed significant accounting policies and disclosure items with the Committee. The Committee also met privately on a number of occasions with PwC and the Company’s internal auditors, management and general counsel, each of whom has unrestricted access to the Committee. PwC reviewed with the Committee its Report of Independent Registered Public Accounting Firm relating to its audit of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.

The Committee obtained from PwC, formal written letters describing all relationships between PwC and the Company that might bear on PwC’s independence, consistent with Independence Standards Board Statement No. 1, “Independence Discussions with Audit Committees,” as amended. The Committee also discussed with PwC any relationships that may affect their objectivity and independence. After such discussion and review, the Committee concluded that PwC is independent from the Company and management and that their provision of non-audit services was compatible with their independence requirements.

The Committee discussed and reviewed with PwC communications required by generally accepted auditing standards, as described in the Codification of Statements on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” Public Company Accounting Oversight Board

Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements,” Statements on Auditing Standards No. 99, “Consideration of Fraud in a Financial Statement Audit,” and SEC rules discussed in Final Releases Nos. 33-8183 and 33-8183a. Additionally, with and without management present, the Committee discussed and reviewed the results of PwC’s examination of the consolidated financial statements.

Based on these reviews and discussions with management and PwC, the Committee recommends to the Board of Directors that the Company’s audited consolidated financial statements be included in its annual report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
Mr. David Pulver, Chairman
Mr. Paul Fulton
Mr. Thomas Whiddon
March 13, 2006

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has been tentatively selected by the Audit Committee and Board of Directors as the Independent Registered Public Accounting Firm of the Company for the current fiscal year. A representative of the Independent Registered Public Accounting Firm is expected to be present at the Company’s annual meeting of stockholders. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by PricewaterhouseCoopers LLP. The Audit Committee has pre-approved the use of PricewaterhouseCoopers LLP for specific types of services that fall within categories of non-audit services including various tax services. In advance of its regularly scheduled meetings, the Audit Committee receives updates as to the fees associated with the services subject to pre-approval. Services that do not fall within a pre-approved category require specific consideration and pre-approval by the Audit Committee.

AUDIT AND NON-AUDIT FEES

The aggregate fees that the Company incurred for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2005 and January 1, 2005 were:

	2005	2004
Audit Fees	$1,197,750	$869,556
Audit Related Fees	138,801	56,897
Tax Fees	603,275	147,555
All Other Fees	3,250	3,000
Total Fees	$1,943,076	$1,077,008

•       Audit Fees for the fiscal years ended 2005 and 2004 were for professional services rendered for the audits of the consolidated financial statements and internal control over financial reporting, reviews of quarterly results, foreign statutory audit fees, and assistance with the review of documents filed with the SEC and related out-of-pocket expenses. The increase in audit fees from fiscal 2004 to fiscal 2005 relates primarily to the acquisition of OshKosh B’Gosh on July 14, 2005.

•       Audit Related Fees for the fiscal years ended 2005 and 2004 were for assurance services related to employee benefit plan audits, and due diligence services related to the acquisition of OshKosh B’Gosh in fiscal 2005 and related out-of-pocket expenses.

•       Tax Fees for the fiscal years ended 2005 and 2004 were for services related to tax consultation and compliance, special projects, and related out-of-pocket expenses.

•       All Other Fees for the fiscal years ended 2005 and 2004 were for a software license.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting, other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

APPENDIX A

CARTER’S, INC.
AMENDED AND RESTATED
ANNUAL INCENTIVE COMPENSATION PLAN

Section 1—Purpose of the Plan

The purpose of the Plan is to provide a means of paying incentive compensation to those Employees (including Employees who may also be officers and directors) in managerial and other important positions who contribute materially to the success of the business of the Company by their ability, ingenuity and industry and to reward such contributions by permitting such Employees to share in the results of such success. To accomplish these objectives the Plan provides for the Committee to grant awards providing for the payment of incentive compensation upon the achievement of certain Performance Criteria, and to establish, in good faith, such Performance Criteria. After such Performance Criteria are so fixed an Incentive Compensation Reserve is to be established. Such reserve shall be credited monthly with the total amount of incentive compensation based upon the Performance Criteria established by the Committee and all payments of incentive compensation which may be made to such Employees in satisfaction of awards granted hereunder shall be made from such reserve.

Section 2—Definitions

As used herein the following words and phrases shall have the following meanings:

(a)          “Board of Directors” shall mean the Board of Directors of Carter’s, Inc.

(b)         “Cause” shall mean (a) in the case of any Employee who is a party to an Employment Agreement that defines “cause”, “cause” as is defined in such Employment Agreement or (b) in the case of any other Employee (i) conviction of an Employee for a felony, or the entry by an Employee of a plea of guilty or of nolo contendere to a felony; or (ii) a willful and material failure on the part of any Employee to perform his duties assigned to him by the Company, which failure is materially injurious to the Company, where the Company has sustained the burden of proving by a preponderance of the evidence that such breach occurred and that such breach was materially injurious to the Company; or (iii) the commission of an act of fraud involving dishonesty which is materially injurious to the Company, where the Company has sustained the burden of proving by a preponderance of the evidence that such act of fraud occurred and that such act of fraud was materially injurious to the Company.

(c)          “Committee” shall mean the Compensation Committee of the Board of Directors or, if the Board of Directors has not appointed a Compensation Committee, any other committee of the Board of Directors as established by the Board of Directors. The Committee may delegate ministerial tasks to such persons as it deems appropriate.

(d)         “Company” shall mean Carter’s, Inc, and its respective successors.

(e)          “Employee” shall mean any person, including any officer, who is regularly employed by the Company or a Subsidiary at any time during the year on a salaried basis. Any person who serves the Company or a Subsidiary solely as a director shall not be considered an Employee.

(f)            “Employment Agreement” shall mean a written employment agreement between an Employee and the Company or a Subsidiary as in effect at the relevant time.

(g)          “Incentive Compensation Reserve” shall mean an account established and maintained on the books of the Company to which there shall be credited for each year the amounts of incentive compensation which may be payable to Participants under the Plan, which account shall be credited monthly pursuant to the terms of the Plan.

(h)         “Independent Auditors” shall mean, with respect to any year, the independent auditors who have been authorized by the Board of Directors to audit the financials of the Company for that year.

(i)            “Participant” shall mean an Employee who has become a participant pursuant to the provisions of Section 3 of the Plan and is therefore eligible for an award hereunder.

(j)             “Plan” shall mean this Amended and Restated Annual Incentive Compensation Plan in its entirety, including any amendments thereto as herein permitted.

(k)         “Performance Criteria” shall mean specified criteria, goals, standards or formulas the satisfaction of which is a condition for the grant, vesting or payment of an award. For purposes of awards that are intended to qualify for the performance-based compensation exception under Section 162(m) of the Code, without regard to the provisions of Treas. Regs. § 1.162-27(f), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion measure and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss.

(l)            “Subsidiary” shall mean a corporation, foreign or domestic, a majority of the voting stock of which is owned or controlled, directly or indirectly by the Company.

Section 3—Participants

3.1         The Committee in its sole discretion shall, prior to the first day of each fiscal year, designate which Employees shall become Participants for such fiscal year. In addition, in the event that (a) an Employee is hired into or promoted into a position during a fiscal year and the Committee, in its sole discretion, has designated that Employees in such position shall become Participants for such fiscal year, or (b) the Committee designates one or more Employees as eligible to become Participants during a fiscal year, such Employees shall become Participants on the date of such event. The Committee may prorate any award to a Participant described in the preceding sentence to the extent that the Committee deems necessary or desirable.

Section 4—Incentive Compensation Awards

4.1         On or before the close of the first quarter of each fiscal year, the Committee shall establish such Performance Criteria (including goals, standards and formula or combinations thereof) as it deems appropriate for determining the aggregate amount of incentive compensation which may be allowed to each of the Participants in respect to the forthcoming year and shall notify each Participant of the Performance Criteria so established. If, subsequent to the establishment of Performance Criteria, the Committee becomes aware of additional facts, extraordinary circumstances or changes in accounting principles which would render application of any or all of the established Performance Criteria inappropriate to the accomplishment of the purposes of the Plan, the Committee may revise the established Performance Criteria, establish new Performance Criteria or waive the applicability of some or all of the Performance Criteria, as the Committee, in its sole discretion, sees fit.

4.2         The aggregate amount of incentive compensation to be credited to the Incentive Compensation Reserve for each year shall be the sum of total amounts attainable by Participants as awards under Plan Performance Criteria established by the Committee pursuant to Section 4.1.

Section 5—Allocation of Incentive Compensation Awards to Individuals

5.1         As soon as practicable after the end of each fiscal year but in any event before March 1, the Committee shall in good faith determine in its sole discretion the aggregate amount to be allocated to each Participant under the Plan for the preceding year. Each such determination shall take into account the Performance Criteria established pursuant to Section 4.1 and the recommendation of the chief executive officer of the Company. In the event that part or all of the aggregate amount of incentive compensation credited to the Incentive Compensation Reserve is not allocated to individual Participants’ accounts, such unallocated amounts shall be released from the Incentive Compensation Reserve and shall become part of the general funds of the Company.

Section 6—Payment of Incentive Compensation

6.1         The total amount allocated and credited to an individual Participant’s account pursuant to Section 5.1 shall be known as the Participant’s “Incentive Share”. A Participant’s Incentive Share shall be paid to the Participant in cash as soon as practicable after the Committee’s actions pursuant to Section 5.1, but in no event later than March 15 (or, if later, within 15 days following the issuance of the Company’s audited financial statements) of the year following the year in respect of which such allocation is made.

6.2         If the employment of a Participant is terminated by the Company (or any of its Subsidiaries) or the Participant for any reason, the amount of the incentive compensation, if any, which may be awarded to such Participant for the year of termination will be determined by the Committee in its sole discretion and the Committee may or may not take into account the Performance Criteria established pursuant to Section 4.1.

6.3         If an individual is employed during the year and is designated as a Participant for the remainder of the year, such Participant shall be entitled to the amount of incentive compensation, if any, which the Committee in its sole discretion may determine; provided that in no event shall any Participant’s Incentive Share be reduced in connection with the adding of additional Participants during any year.

Section 7—Incentive Compensation Reserve

7.1         The Company shall establish on its books an account known as the Incentive Compensation Reserve to which there shall be credited for each year the amounts of incentive compensation payable to Participants. The Company shall not be required to segregate any of its assets for the Incentive Compensation Reserve and the amount shall be available for the general corporate purposes of the Company. No Participant or beneficiary of any Participant may assert any right or claim under the Plan against any specific assets of the Company or its Subsidiaries or the Incentive Compensation Reserve as such.

7.2         Subject to Section 7.1, amounts credited to a Participant’s account in the Incentive Compensation Reserve shall be paid to the Participant in cash as soon as practicable, but in no event later than March 15 (or, if later, within 15 days following the issuance of the Company’s audited financial statement) of the year following the year in respect of which such credit is made.

7.3         A Participant shall have the right to designate one or more beneficiaries to receive any amounts payable to such Participant under the Plan in the event of such Participant’s death. Such designations shall be in writing, signed by the Participant and filed with the Secretary of the Company on a form acceptable to the Company. Any such designation may be changed or revoked by the Participant at any time prior to death by written notice filed with the Secretary of the Company. If no designated beneficiary survives the Participant or if the Participant fails to designate a beneficiary, payments hereunder shall be made to the estate of the Participant. If a beneficiary survives a Participant but dies prior to receiving all amounts payable from Participant’s account, payments hereunder shall be made to the estate of such beneficiary.

Section 8—Amendment

8.1         The Committee may from time to time amend, modify, change or terminate in whole or in part any or all of the provisions of the Plan. No such amendment, modification or change shall have the effect of reducing the amount then credited to the account of any Participant in the Incentive Compensation Reserve. If the Plan is terminated and superseded by a new incentive compensation plan having substantially similar provisions, the accounts of Participants in the Incentive Compensation Reserve, may, at the discretion of the Committee, be continued in an incentive compensation reserve under such new plan; in such event, all amounts credited under the Plan shall be distributed at such times and in such manner as if the Plan had remained in effect, provided however, that the Committee may, in its discretion, direct that such distributions be made at any earlier date. If the Plan is terminated and the Committee does not elect to continue the accounts of Participants in an incentive compensation reserve under a new incentive compensation plan, all amounts credited under the Plan shall be distributed to the Participants or their beneficiaries as soon as practicable, but in no event later than the 30th day following the date of termination of the Plan.

Section 9—Effective Date

9.1         The Plan was originally adopted on February 10, 1989. This amendment and restatement of the Plan shall be effective with respect to the fiscal year beginning December 29, 2002, and subsequent fiscal years.

Section 10—Miscellaneous

10.1  No payment under the Plan shall be subject to anticipation, alienation, transfer or assignment and any attempt to anticipate, alienate, transfer or assign the same shall be void.

10.2  The Plan shall not constitute an exclusive method of providing incentive or other additional compensation to Employees, nor shall it impair or limit the right of the Company to fix and to change from time to time the basic compensation payable to any Employee.

10.3  Participation in the Plan shall not confer upon the Participant any right to continue in the employ of the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment of the Participant with or without Cause.

Section 11—Administration

11.1  The Plan shall be administered by, or under the direction of, the Committee. The Committee shall have the exclusive right to interpret and construe the provisions of the Plan and any construction or interpretation adopted-by the Committee shall be conclusive and binding on the Participants and their beneficiaries. With respect to an award to which Section 12 applies, the Committee will exercise its discretion consistent with qualifying such award as performance-based within the meaning of Section 162(m) of the Code.

11.2  Any determination of EBITDA, net income or other financial results which may serve as Performance Criteria for the determination of awards and any determinations regarding the status of the Incentive Compensation Reserve made by the officers of the Company having responsibility for financial reporting and internal auditing procedures shall be subject to review and approval by the Committee after consultation, if deemed appropriate by the Committee, with the Independent Auditors.

Section 12—Code Section 162(m)

Except as hereinafter provided and notwithstanding any other provision of the Plan, this Section 12 applies to any award intended to qualify as performance-based for the purposes of Section 162(m) of the Code. In the case of any award to which this Section 12 applies, the Plan and such award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the award for such exception. In the case of any award to which this Section 12 applies, the term “Committee” shall mean a committee of the Board, consisting of two or more Directors, all of whom shall be “outside directors” within the meaning of Section 162(m) of the Code. With respect to such awards, the Committee will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the award as performance-based under Section 162(m) of the Code). The Performance Criteria so established shall serve as a condition to the grant, vesting or payment of the award, as determined by the Committee. Prior to grant, vesting or payment of the award, as the case may be, the Committee will certify whether the Performance Criteria have been attained and such determination will be final and conclusive. If the Performance Criteria with respect to the award are not attained, no other award will be provided in substitution of the award. The maximum benefit that may be paid to any person under any awards to which this Section 12 applies in any calendar year will be $5,000,000. The provisions of this Section 12 shall not apply to any award to which the provisions of Treas. Regs. § 1.162-27(f) apply if made during the period to which such provisions apply, as determined by the Committee in its sole discretion.

Invitation to Carter's, Inc.

2006 Annual Meeting of Stockholders

Carter's, Inc. will conduct its Annual Meeting of Stockholders on Thursday, May 11, 2006, at 9 a.m.
The meeting will be held at The Four Seasons Hotel, 75 Fourteenth Street NE, Atlanta, Georgia 30309.

You are cordially invited to join us for refreshments prior to the Annual Meeting, beginning at 8:30 a.m. The meeting will convene promptly at 9:00 a.m.

In order to expedite your entrance into the meeting, please present this invitation at the registration desk. Invitations or proof of ownership on or prior to the record date of March 17, 2006 will be required to enter the meeting. Photo identification is also required for admission.

We look forward to your participation.

PROXY
CARTER’S, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARTER’S, INC.
ANNUAL MEETING OF STOCKHOLDERS - MAY 11, 2006

The undersigned hereby appoints Frederick J. Rowan, II, Bradley M. Bloom, and Michael D. Casey as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Carter’s, Inc. to be held on May 11, 2006, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments thereof.

Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Class III Directors are: Paul Fulton, John R. Welch, and Thomas Whiddon.

IF PROPERLY SIGNED, DATED, AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.

(Continued and to be signed on the reverse side)

VOTE BY INTERNET - www.proxyvote.com
1170 PEACHTREE STREET NE SUITE 900 ATLANTA, GEORGIA 30309

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Carter’s, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CARTE1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARTER’S, INC.
1.	Election of Class III Directors:	For	Withhold	For All	To withhold authority to vote for any individual
		All	For All	Except	nominee(s), mark “FOR ALL EXCEPT” and
	Nominees:			write the nominee’s number on the line below.
	01) Paul Fulton	☐	☐	☐
02) John R. Welch
03) Thomas Whiddon
						For	Against	Abstain
2.	Amendment to the Company’s certificate of incorporation to increase the number of shares					☐	☐	☐
of common stock the Company is authorized to issue from 40,000,000 to 150,000,000
3.	Amendment to the Company’s Amended and Restated Annual Incentive Compensation					☐	☐	☐
Plan to increase the maximum performance-based award that can be granted under the Plan to any individual in any calendar year from $3,000,000 to $5,000,000.
PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

		Yes	No
	Please indicate if you plan to attend this meeting	☐	☐
HOUSEHOLDING ELECTION - Please indicate if
you consent to receive certain future investor
	communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date